Exhibit 99.1

Pier 1 Imports, Inc. Declares Quarterly Cash Dividend

FORT WORTH, Texas--(BUSINESS WIRE)--June 26, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today announced that its Board of Directors declared a $0.04 per share quarterly cash dividend on the Company’s outstanding shares of common stock. The $0.04 quarterly cash dividend will be paid on August 1, 2012 to shareholders of record on July 18, 2012. As of June 26, 2012, approximately 107.1 million shares of the Company’s common stock were outstanding.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400